UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2016

Acadia Healthcare Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35331	45-2492228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Tower Circle, Suite 1000 Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

(615) 861-6000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported, on February 16, 2016, Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) completed its acquisition of Priory Group No. 1 Limited (“Priory”). As a result of its acquisitions of Partnerships in Care and Priory, Acadia generates a significant portion of its income in British Pounds Sterling (“GBP”), while all of Acadia’s debt is denominated in U.S. dollars.

In May 2016, Acadia entered into multiple cross currency swap agreements with an aggregate notional amount of $650.0 million to manage foreign currency exchange risk by effectively converting a portion of its fixed-rate U.S. dollar denominated senior notes, including the semi-annual interest payments thereunder, to fixed-rate, GBP-denominated debt. The senior notes effectively converted include $150.0 million aggregate principal amount of 6.125% Senior Notes due 2021, $300.0 million aggregate principal amount of 5.125% Senior Notes due 2022 and $200.0 million aggregate principal amount of 5.625% Senior Notes due 2023. During the term of the swap agreements, the Company will receive semi-annual interest payments based in U.S. dollars from the counterparties based on U.S. dollar fixed interest rates, and the Company will make semi-annual interest payments based in GBP to the counterparties based on GBP fixed interest rates. The interest rates applicable to the GBP interest payments are substantially the same as the interest rates in place for the existing U.S. dollar-denominated debt. At maturity, the Company will repay the principal amounts listed above in GBP and receive the principal amount in U.S. dollars.

The Company has designated the cross currency swap agreements as qualifying hedging instruments and is accounting for these as net investment hedges. The gains and losses resulting from fair value adjustments to the cross currency swap agreements will be recorded in accumulated other comprehensive income to the extent that the swaps are effective in hedging the designated risk. Cash flows related to the cross currency swaps will be included in operating activities on the consolidated statements of cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA HEALTHCARE COMPANY, INC.

Date: May 10, 2016	By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, Secretary and General Counsel